Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080 Fax (248) 281-0940 30600 Telegraph Road, Suite 2175 Bingham Farms, MI 48025-4586 www.sucpas.com

December 1, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Electric Tractor Corp.
Burlington, Ontario, Canada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Electric Tractor Corp. (formerly known as Tabularasa Corp.) of our report dated October 18, 2010, relating to the financial statements of Tabularasa Corp., a Wyoming Corporation, as of and for the year ending December 31, 2009 and for the period from inception to December 31, 2009, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan